Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-19057, 333-2797, and 333-136316) of our report dated March 28, 2007 related to the consolidated financial statements and selected financial ratios and other data of Medallion Financial Corp. and subsidiaries as of December 31, 2006 and 2005 and for the years then ended and our report dated March 28, 2007 related to the financial statements of Medallion Bank as of December 31, 2006 and 2005 and for the years then ended, which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2006

Weiser LLP

New York, New York
March 28, 2007